Contact Gold Corp.

An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

As at and for the three and nine months ended September 30, 2019

(Expressed in Canadian dollars)

Contact Gold Corp.

Condensed Interim Consolidated Statements of Financial Position

Unaudited

(Expressed in Canadian dollars)

As at
	September 30, 2019	December 31, 2018
Assets	$	$

Current assets
Cash and cash equivalents	1,727,919	545,164
Receivables and prepaids (Note 4)	510,436	488,517
Deferred share issue costs (Notes 8(b))	-	313,220

Total current assets	2,238,355	1,346,901

Non-current assets
Other financial assets (Note 5(e))	37,500	-
Deposits (Notes 4 and 14(a))	199,764	204,630
Fixed assets	19,630	29,800
Exploration properties and deferred acquisition costs (Note 5)	37,201,098	39,279,953

Total non-current assets	37,457,992	39,514,383

Total assets	39,696,347	40,861,284

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities (Notes 6 and 9)	368,321	885,931
Other current liabilities (Note 5(e))	38,701	35,073
Total current liabilities	407,022	921,004

Non-current liabilities
Convertible preferred shares (Note 7)	12,930,793	11,589,700
Other non-current liabilities (Note 5(e))	82,792	75,029
Total non-current liabilities	13,013,585	11,664,729

Total liabilities	13,420,607	12,585,733

Shareholders' equity
Share capital (Note 8)	47,084,203	41,147,781
Contributed surplus (Notes 8(d) and 14(b)	2,854,243	1,995,449
Accumulated other comprehensive income (loss)	(694,010)	499,651
Accumulated deficit	(22,968,696)	(15,367,330)
Total shareholders' equity	26,275,740	28,275,551

Total liabilities and shareholders' equity	39,696,347	40,861,284

Basis of presentation and going concern (Note 2)

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

Unaudited

(Expressed in Canadian dollars, except share amounts)

	For the three	For the three	For the nine	For the nine
	months ended	months ended	months ended	months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	$	$	$	$
Operating expenses:
Exploration and evaluation expenditures (Notes 5 and 8(d))	723,812	1,937,226	2,381,259	3,895,687
Write-down of exploration properties (Note 5(e))	-	-	1,312,362	84,286
Accretion of preferred share obligation (Note 7)	580,708	470,902	1,624,781	1,349,643
Wages and salaries	211,588	225,672	994,942	638,607
Stock-based compensation (Note 8(d))	260,326	269,201	717,670	936,470
Administrative, office and general	95,252	99,268	328,324	333,958
Professional, legal & advisory fees	147,172	130,845	343,961	254,727
Loss (gain) on change in fair value of embedded derivatives (Note 7)	(28,148)	922	68,140	(591,766)
Investor relations, promotion and advertising	52,013	182,299	138,262	384,683
Accretion of Cobb Creek obligation (Note 5(e))	4,974	5,962	14,666	16,727
Loss on change in value of Private Placement Rights (Note 8(d))	-	-	39,248	-
Interest and other income	-	(6,368)	(11,810)	(17,804)
Foreign exchange loss (gain)	111,650	(135,515)	(350,439)	(27,178)

Loss before income taxes	2,159,347	3,180,414	7,601,366	7,258,040

Income taxes	-	-	-	-

Loss for the period	2,159,347	3,180,414	7,601,366	7,258,040

Other comprehensive income (loss)
Items that may be reclassified subsequently to net income (loss)
Net fair value gain (loss) on financial assets	(3,750)	-	(3,750)	-
Exchange difference on translation of foreign operations (Note 5)	445,511	(696,054)	(1,189,911)	1,204,774
Total other comprehensive income (loss)	441,761	(696,054)	(1,193,661)	1,204,774

Loss and comprehensive loss for the year	1,717,586	3,876,468	8,795,027	6,053,266

Loss per Contact Share (Note 8(e))
Basic and diluted loss per share	$0.03	$0.06	$0.11	$0.14
Weighted average number of Contact Shares (basic and diluted)	83,971,973	50,596,986	68,881,700	50,564,019

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statement of Shareholders' Equity

Unaudited

(Expressed in Canadian dollars, except share amounts)

	Common Shares
	Shares	Amount	Contributed surplus	Accumulated other	Accumulated	Total shareholders'
				comprehensive income (loss)	deficit	equity
	(Notes 5(a),5(d) and 8 )		(Note 8(d))
	#	$	$	$	$	$

Balance as at January 1, 2018	50,346,986	41,000,559	650,284	(2,790,375)	(3,512,238)	35,348,230

Shares issued pursuant to acquisition of East Bailey property	250,000	112,500	-	-	-	112,500
Stock-based compensation	-	34,722	1,037,380	-	-	1,072,102
Cumulative translation adjustment	-	-	-	1,204,774	-	1,204,774
Loss for the period	-	-	-	-	(7,258,040)	(7,258,040)

Balance as at September 30, 2018	50,596,986	41,147,781	1,687,664	(1,585,601)	(10,770,278)	30,479,566

Balance as at December 31, 2018	50,596,986	41,147,781	1,995,449	499,651	(15,367,330)	28,275,551

Shares issued pursuant to March Private Placement	9,827,589	2,850,001	-	-	-	2,850,001
Shares issued pursuant to conversion of Private Placement Rights	2,047,398	39,248	-	-	-	39,248
Shares issued pursuant to Prospectus Offering	20,000,000	4,000,000	-	-	-	4,000,000
Share issue costs	-	(1,386,160)	-	-	-	(1,386,160)
Shares issued to acquire Green Springs Options	2,000,000	400,000	-	-	-	400,000
Stock-based compensation	-	33,333	858,794	-	-	892,127
Cumulative translation adjustment	-	-	-	(1,193,661)	-	(1,193,661)
Loss for the period	-	-	-	-	(7,601,366)	(7,601,366)

Balance as at September 30, 2019	84,471,973	47,084,203	2,854,243	(694,010)	(22,968,696)	26,275,740

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statements of Cash Flows
Unaudited
(Expressed in Canadian dollars)

	For the nine	For the nine
	months ended	months ended
	September 30, 2019	September 30, 2018
	$	$
Cash flows from operating activities
Loss for the year	(7,601,366)	(7,258,040)
Adjusted for:
Movements in working capital:
Receivables (Note 4)	(31,871)	(37,505)
Prepaids (Note 4)	9,952	(180,224)
Payables and accrued liabilities (Note 6)	(233,836)	165,667
Change in fair value of embedded derivatives (Note 7)	68,140	(591,766)
Change in fair value on Private Placement Rights	39,248	-
Accretion of Contact Preferred Shares host (Note 7)	1,624,781	1,349,643
Foreign exchange relating to Contact Preferred Shares (Note 7)	(351,828)	169,273
Stock-based compensation (Note 8(d))	892,127	1,072,102
Write-down of exploration property interests (Note 5(e))	1,312,362	84,286
Foreign exchange on translation of cash balances during the period	1,389	(27,178)
Accretion of Cobb Creek obligation (Note 5(e))	14,666	16,727
Amortization	10,170	5,386
Other (income) loss	200	-

Net cash used in operating activities	(4,245,866)	(5,231,629)

Cash flows from investing activities

Purchase of equipment	-	(36,356)
Paid for Green Springs Option (Note 5(d))	(38,312)	-
Acquisition costs paid for exploration property interests (Note 5)	(5,799)	(32,691)

Net cash used in investing activities	(44,111)	(69,047)

Cash flows from financing activities
Cash received from March Private Placement, net	2,828,236	-
Share issue costs, paid on March Private Placement	(25,162)	-
Cash received from Prospectus Offering, net	3,469,277	-
Share issue costs, paid on Prospectus Offering	(808,510)	-
Deferred share issue costs paid	-	(57,992)

Net cash generated from financing activities	5,463,841	(57,992)

Effects of exchange rates changes on the balance of cash held in foreign currencies	8,891	(1,702)

Net increase (decrease) in cash	1,182,755	(5,360,370)

Cash and cash equivalents, beginning of period	545,164	6,176,258

Cash and cash equivalents, end of the period	1,727,919	815,888

Supplemental cash flow information (Note 14)

The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

1. NATURE OF BUSINESS

Contact Gold Corp. (the "Company", or "Contact Gold") (formerly Winwell Ventures Inc., "Winwell"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) (the "Act") on June 14, 2006.

On June 7, 2017 the Company closed a series of transactions including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation of Winwell's share capital, and iii) the acquisition of a 100% interest (the "Clover Acquisition") in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in the State of Nevada (the "Contact Properties") (together, the "Transactions").

Winwell was renamed Contact Gold and continued under the laws of the State of Nevada when the Transactions closed, and the Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

The Company is an exploration stage business engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

2. BASIS OF PRESENTATION AND GOING CONCERN

These unaudited condensed interim consolidated financial statements for the three and nine-months ended September 30, 2019 (the "Interim Financial Statements") have been prepared in accordance with IAS 34, Interim financial reporting.

The Interim Financial Statements should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2018 ("Annual Financial Statements"), which were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Except as described in Note 3, the Company uses the same accounting policies and methods of computation as in the Annual Financial Statements.

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and expenses.  Estimates and judgments are regularly evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.  Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

In preparing these Interim Financial Statements, the significant judgments made by management in applying the Company's accounting policies and the key sources of estimation uncertainty were the same as those that applied to the Annual Financial Statements.

Through the nine-months ended September 30, 2019, the Company recognized a comprehensive loss of $8.80 million.  As at September 30, 2019, Contact Gold has an accumulated deficit of $22.97 million, and working capital of $1.83 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing.  Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; therefore giving rise to a material uncertainty, which may cast significant doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Interim Financial Statements.

Consequently, management continually pursues various financing alternatives, most recently including raising capital by way of a private placement of common shares of the Company ("Contact Shares") (Note 8(b)(i)) and a Prospectus Offering (Note 8(b)(ii)) to fund operations and advance its business plan.  To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on November 12, 2019.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following revised standards were adopted January 1, 2019:

IFRIC 23

IFRIC 23, Uncertainty over Income Tax Treatments ("IFRIC 23"), provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. Applicable for annual periods beginning on or after January 1, 2019, with earlier application permitted, IFRIC 23 requires: (a) an entity to contemplate whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution; (b) an entity to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and (c) if it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty.

There was no consequential impact upon adoption.

IFRS 16

Effective January 1, 2019, the Company adopted IFRS 16, Leases ("IFRS 16") using the full retrospective approach.  IFRS 16 replaces IAS 17, Leases (and related interpretations), the previous accounting standard.  Pursuant to IFRS 16, substantially all leases are recognized on the consolidated statements of financial position.

At inception of a contract, the Company assesses whether the contract is, or contains, a lease.  A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less, and leases of low-value assets. For these leases, the Company recognizes the lease payments as an expense in net loss (income) on a straight-line basis over the term of the lease. The Company recognizes a lease liability and a right-of-use asset at the lease commencement date. The lease liability is initially measured as the present value of future lease payments discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's applicable incremental borrowing rate. The incremental borrowing rate is the rate which the Company would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment.

Right-of-use assets are subsequently measured at cost, less any accumulated depreciation and any accumulated impairment losses, and adjusted for any remeasurement of the lease liability. They are depreciated in accordance with the Company's accounting policy for property, plant and equipment, from the commencement date to the earlier of the end of its useful life or the end of the lease term. Each lease payment is allocated between the lease liability and finance cost. The finance cost is charged to net loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets, if any, are presented as property, plant and equipment, and the associated lease liabilities are presented as loans on the consolidated statement of financial position.

Impact of Accounting Policy Changes - IFRS 16 Transition

The Company elected to account for certain arrangements, including its Vancouver and Nevada offices, as short-term and low-value assets, and has thus not recognized a right-of-use asset and corresponding lease liability for these arrangements.

There was no consequential impact upon adoption for any period, and accordingly there has been no restatement of prior periods, nor any adjustment to the retained earnings.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Annual Improvements

On December 12, 2017, the IASB issued narrow-scope amendments to three standards as part of its annual improvements process. The amendments are effective on or after January 1, 2019. Each of the amendments has its own specific transition requirements.

Amendments were made to the following standards for which there was no consequential impact upon adoption:

  IFRS 3, Business Combinations, and IFRS 11, Joint Arrangements - to clarify how an entity accounts for increasing its interest in a joint operation that meets the definition of a business;
  IAS 12, Income Taxes - to clarify that all income tax consequences of dividends are recognized consistently with the transactions that generated the distributable profits - i.e. in profit or loss, other comprehensive loss (income), or equity; and
  IAS 23, Borrowing Costs - to clarify that specific borrowings - i.e. funds borrowed specifically to finance the construction of a qualifying asset - should be transferred to the general borrowings pool once the construction of the qualifying asset has been completed. The amendments also clarify that an entity includes funds borrowed specifically to obtain an asset other than a qualifying asset as part of general borrowings.

Other new standards, interpretations and amendments adopted by the Company

Several other amendments and interpretations apply for the first time in 2019, but do not have an impact on the Interim Financial Statements.

The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

4.  RECEIVABLES, PREPAIDS AND DEPOSITS

	As at	As at
	September 30, 2019	December 31, 2018
Receivables	$47,104	$-
Sales taxes recoverable	11,972	27,205
Prepaid expenses	451,360	461,312
	$510,436	$488,517

By an agreement dated September 27, 2019 (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in the Cobb Creek exploration property ("Cobb Creek") to TSXV-listed, Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  An amount of USD 35,569 ($47,104) is receivable from Fremont as reimbursement (the "Fremont Reimbursement") for certain claims-related holding costs on or before December 1, 2019 (Note 5(e)).

Prepaid expenses include $359,496 (December 31, 2018: $406,633) relating to fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees").  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year.  Fees paid pursuant to private mineral property leases and other similar land use arrangements cover the twelve-month period of their respective anniversaries.  The Fremont Reimbursement has been applied against the balance of Claims Maintenance fees paid for the period.

The Company also has non-current deposits of $199,764 (December 31, 2018: $204,630) made primarily in connection with securing exploration and disturbance bonding in the State of Nevada (Note 14(a)).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5. EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS

Pursuant to the Clover Acquisition, the Company acquired 100% of the membership interests of Clover, a Nevada limited liability company, from Waterton Nevada Splitter, LLC ("Waterton Nevada"). Clover is the legal entity that holds the mineral property rights and interests that comprise the Contact Properties, located on Nevada's Carlin, Independence, and Northern Nevada Rift gold trends.  The total of consideration paid ($40,537,020) and transaction costs incurred ($586,073) to acquire Clover in June 2017 was allocated to the (i) individual Contact Properties acquired and (ii) related prepaid Claims Maintenance fees, based on relative fair values at that time.

Waterton Nevada holds a right of first offer ("ROFO"), a right of first refusal ("ROFR"), and other rights over the Contact Properties then acquired (Note 7).  A third-party holds a ROFO on certain of the Portfolio properties. With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4%, some of which include buy-down options.

The Company has subsequently acquired additional mineral property claims contiguous to the original tenure ("Additions"), and either vended ("Disposals"), farmed-out ("Recovery"), or determined to abandon or impair certain properties.

	Pony Creek (a)	Dixie Flats (b)	North Star (c)	Green Springs (d)	Portfolio properties (e)	Total
January 1, 2018	$25,562,188	$3,301,379	$577,049	$-	$9,031,883	$38,472,499
Additions	144,143	-	-	-	-	144,143
Disposals & Impairments	-	-	-	-	(2,608,188)	(2,608,188)
Foreign Exchange	2,248,082	288,690	50,460	-	684,267	3,271,499
December 31, 2018	$27,954,413	$3,590,069	$627,509	$-	$7,107,962	$39,279,953

Additions	-	-	-	447,185	-	447,185
Disposals	-	-	-	-	(1,312,362)	(1,312,362)
Recovery on farm-out	-	-	-	-	(49,177)	(49,177)
Foreign Exchange	(817,608)	(105,002)	(18,354)	-	(223,537)	(1,164,501)
September 30, 2019	$27,136,805	$3,485,067	$609,155	$447,185	$5,522,886	$37,201,098

(a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada.  There is a 3% NSR royalty on those claims that comprised Pony Creek when acquired from Waterton Nevada, 1% of which can be bought back for USD 1,500,000 prior to February 7, 2020.

On February 6, 2018, the Company acquired what was known as the East Bailey property (the "East Bailey Acquisition"), which is contiguous to Pony Creek, in exchange for 250,000 Contact Shares valued at $112,500 and a 2% NSR royalty on certain of the claims.  An aggregate amount of $39,181 (including $7,538 incurred in the year ended December 31, 2017) in directly attributable expenditures incurred relating to the East Bailey acquisition has been included in "Additions".  There is a 3% NSR royalty over other claims that comprise East Bailey, up to 2% of which can be bought back for USD 1,000,000 per 1% prior to September 2030.

(b) Dixie Flats

The Dixie Flats property sits approximately 11 kilometres to the north of the northern-most point of Pony Creek, in western Elko County, Nevada. There is a 2% NSR royalty on the Dixie Flats property, 1% of which can be bought back for USD 1,500,000.

(c) North Star

The North Star property is located approximately 8 kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada.  There is a 3% NSR on the North Star property.

(d) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").  Green Springs is located at the southern end of Nevada's Carlin Trend, 60 km southwest of Ely, Nevada

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

(d) Green Springs (continued)

Contact Gold issued 2,000,000 common shares ("Contact Shares")(valued at $400,000) and paid USD31,125 ($40,904) in cash to Ely Gold to secure Green Springs. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option.  Total additional consideration to satisfy the Green Springs Option, and complete the acquisition of Green Springs, is as follows:

• USD 50,000	first anniversary
• USD 50,000	second anniversary
• USD 50,000	third anniversary
• USD 100,000	fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Shares.  Payment of all amounts can be accelerated and completed at any time.

Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold.  Existing royalties at Green Springs range from 3% to 4.5% based on historical underlying agreements.

(e) Portfolio

Balances presented as Portfolio properties include the remaining Contact Properties. Those individual properties for which there was a transaction or reportable balance are noted below:

Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek property located in Elko County, Nevada.  The acquisition value assigned to the Company's interest in Cobb Creek was $125,619 including $10,812 in transaction costs.  The Company subsequently acquired the remaining 51% interest, and related historic data, in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329.

The total value of the remaining obligation (the "Cobb Creek obligation") was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Contact Preferred Shares (Note 7). The second annual payment of USD 30,000 ($39,777) was made in November 2018.

Pursuant to the Cobb Creek Option, Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont.  Initial consideration included 750,000 common shares of Fremont ("Fremont Shares") (valued at $41,250), a Level 1-type financial asset, and the reimbursement of an amount of USD 35,569 ($47,104) for certain claims-related holding costs on or before December 1, 2019 (Note 4).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, and remit the following consideration to the Company:

Anniversary 1 (Year 2)	USD 30,000; and 750,000 Fremont Shares.
Anniversary 2 (Year 3)	USD 20,000
Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont.  The next payment to the Cobb Counterparty is due November 20, 2019.  Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.

The value of the cash receivable and Fremont Shares received have been applied against the carrying value of Cobb Creek.  The reimbursement of claims-related fees for the current period have been applied against the balance previously recognized as prepaid Claims Maintenance fees.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5.  EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

Dry Hills and Rock Horse

During the nine-month period ended September 30, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,312,362 to $nil.

Santa Renia and Golden Cloud

By an agreement dated November 5, 2018 (the "GC&SR Disposal "), the Company disposed of the Golden Cloud and Santa Renia properties to Waterton Nevada in exchange for aggregate cash consideration of $560,951 (Note 9).  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018. Waterton Nevada also reimbursed the Company for $79,008 (USD 60,975) in Claims Maintenance fees relating in aggregate to the two properties.  The reimbursed funds were applied against the carrying value of Claims Maintenance fees (Note 4).

Woodruff

During the year ended December 31, 2018, the Company determined to impair those mineral property claims that comprise the Woodruff property.  Accordingly, the carrying value of Woodruff was written down by $84,286 to $nil.  On April 1, 2019, the Company entered into a lease agreement with an arm's length party for the Woodruff property.  The amount of the annual lease payment received on the effective date of the lease of $1,860 (USD 1,395) has been recognized within interest and other income on the consolidated statement of loss.  The third-party operating Woodruff is responsible to pay the annual Claim Maintenance fees throughout the 10-year lease period. The lessee also holds an option to purchase Woodruff for a cash payment of USD 160,000.

Exploration and evaluation expenditures expensed to the statements of loss and comprehensive loss

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid claims maintenance fees, have been cumulatively expensed in the consolidated statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine-months ended September 30, 2019	Nine-months ended September 30, 2018
Drilling, assaying & geochemistry	$724,710	$1,868,219
Wages and salaries, including share-based compensation	642,180	471,370
Geological contractors/consultants & related crew care costs	484,586	818,677
Amortization of Claims Maintenance fees	451,204	616,425
Permitting and environmental monitoring	42,400	120,996
Property evaluation and data review	36,179	-
Expenditures for the period	$2,381,259	$3,895,687
Cumulative balance	$11,091,333	$8,112,503

Wages and salaries through the nine-months ended September 30, 2019 include share-based compensation of $134,457 (September 30, 2018: $135,640) (Note 8(d)).  An amount of $10,170 (September 30, 2018: $5,386) in amortization expense arising from the use of fixed assets at Pony Creek is included in the amount reported as geological contractors/consultants & related crew care costs.

Details of exploration and evaluation expenditures incurred and expensed by Contact Gold during the respective period are as follows:

	Nine-months ended September 30, 2019	Nine-months ended September 30, 2018
Pony Creek	$2,013,482	$3,406,632
Dixie Flats	57,697	69,697
North Star	10,567	19,149
Green Springs	79,728	-
Portfolio properties	183,606	400,209
Property evaluation and data review	36,179	-
Expenditures for the period	$2,381,259	$3,895,687
Cumulative balance	$11,091,333	$8,112,503

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	September 30, 2019	December 31, 2018
Payables	$250,935	$726,738
Accrued liabilities	117,386	159,193
	$368,321	$885,931

Payables and accrued liabilities are non-interest bearing and are normally settled on 30-day terms (Note 9).

7. CONVERTIBLE PREFERRED SHARES

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 non-voting preferred shares of Contact Gold ("Contact Preferred Shares") with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").  The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date.

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  Pursuant to IFRS 9, Financial Instruments, an embedded derivative is a component of a hybrid instrument that also includes a non-derivative "host" contract, with the effect that some of the cash flows of the combined instrument vary, according to a specified interest rate, commodity price, foreign exchange rate or other such variable, in a way similar to a standalone derivative.

As a reflection of the potential modification and variability of the cash flows arising from the host instrument (the "host") and the Embedded Derivatives, each are measured separately from each other. The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold's interest rate risk (as changes in the Company's credit spread change the economic value of the redemption), and the Company's foreign exchange rate risk exposure (as the foreign exchange rate and the price of the Company's common shares and volatility thereof impact the conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives are valued together as one compound instrument.

Those Pref Share Rights for which there is separate accounting from the host contract are as follows:

i. The "Conversion Option" (the "COption"): Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder's election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price"). The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price.  Accordingly, because the Face Value and Dividend amount are denominated in USD, and the conversion price is denominated in Canadian dollars, the preferred share conversion ratio is modified by changes in the USD-Canadian dollar exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

ii. The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD.  Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

iii. The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold's assets) occurs, on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COCR Option Amount", unless such change in control transaction is with Waterton Nevada.

The COCR Option Amount is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.  CONVERTIBLE PREFERRED SHARES (continued)

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential two coupled equations solved numerically using finite-difference methods and the Black Scholes option-pricing model ("Black-Scholes").  Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The host was initially recorded at fair value of USD 6,033,480 ($8,140,371) and is revalued each period end using the same approach as described to revalue the Embedded Derivatives, resulting in a difference to the fair value that will vary from period-to-period. The estimated fair value of the host as at September 30, 2019 is USD 10,213,490 ($13,525,725).  The carrying value has been recognized as a financial liability at amortized cost, reflective of the fixed rate Dividend, and the mandatory redemption feature, both payable in cash on the Maturity Date.  Using the effective interest rate method, at a rate of 18.99%, the host is remeasured at amortized cost each period end, with an accretion expense recorded to the condensed interim consolidated statements of loss and comprehensive loss.

A summary of changes to the value of the host for each of the periods ended September 30, 2019 and 2018 is set out below:

December 31, 2017	8,419,705
Change in value of the Preferred Shares host
Accretion	1,349,643
Foreign exchange	169,273
September 30, 2018	9,938,621

December 31, 2018	11,003,919
Change in value of the Preferred Shares host
Accretion	1,624,781
Foreign exchange	(351,828)
September 30, 2019	12,276,872

Pref Share Embedded Derivatives

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649). This amount has been recorded as part of the convertible redeemable Preferred Shares liability account on the consolidated statements of financial position. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included: (i) the Company's common share price, (ii) an indexed average historical volatility of 40.6% (48.5% at inception), (iii) rates from the USD/CAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end.  The Company also determined probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption.

There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships, which is further influenced by changes to management's assumptions as to the potential exercise and timing thereof of the COCROption and the EROption.  Accordingly, there may be significant volatility to the fair value of the Embedded Derivatives from period to period.  During the nine-month period ended September 30, 2019, the Company reassessed its assumption as to the earliest date on which the EROption might be exercised.  This increased the total estimated fair value of the Embedded Derivatives over that which would have otherwise been determined.  As at December 31, 2018, the Company also reassessed and slightly increased its assumption as to the possibility of a Change of Control, decreasing the total estimated fair value of the Embedded Derivatives over that which would have otherwise been determined at that date.

There is an inverse correlation of the fair value of the Embedded Derivatives and the USD-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates of the probability of the exercise of the COCROption and EROption are generally correlated; however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.    CONVERTIBLE PREFERRED SHARES (continued)

A summary of changes to the value of the Embedded Derivatives is set out below:

December 31, 2017	$1,047,042
Change in fair value of Embedded Derivatives	(591,766)
September 30, 2018	$455,276

December 31, 2018	$585,781
Change in fair value of Embedded Derivatives	68,140
September 30, 2019	$653,921

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include the following rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact:

  So long as Waterton Nevada and/or its affiliates beneficially own or control 33⅓% or more of the Contact Preferred Shares issued on closing of the Clover Acquisition, and subject to the provisions of the Contact Preferred Shares:

i. Right of First Offer.  Contact Gold will be obligated to inform Waterton Nevada of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Properties that is not a sale of all or substantially all of Contact Gold's assets and provide Waterton Nevada with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Properties.

Upon receipt of such divesting notice, Waterton Nevada will have the right to elect to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton Nevada does not elect to accept the offer for such specified terms, Contact Gold shall be permitted to sell its specified interest in the Contact Properties to a third-party for a period of 180 days from the date of the original divesting notice on terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

ii.  Right of First Refusal. If Contact Gold shall have obtained an offer from one or more third-party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton Nevada and offer to enter into such a transaction with Waterton Nevada.

iii.  Sale of Substantially All of Contact Gold's Assets. Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton Nevada's prior written consent, which will not be unreasonably withheld or delayed.

  Liquidation. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Based on the rate of foreign exchange at period end, the number of Contact Shares to be issued would be 10,888,689 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares. Diluted loss per share does not include the effect of such issuance (September 30, 2018: $nil), as the Contact Preferred Shares are currently anti-dilutive.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. SHARE CAPITAL AND CONTRIBUTED SURPLUS

a) Authorized

The Company's authorized share capital consists of:

(i) up to 500,000,000 Contact Shares with a par value of USD 0.001, voting and participating;

(ii) up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 7).

b) Issued and outstanding common shares

Changes in issued common share capital during the nine-months ended September 30, 2019:

(i) March Private Placement: On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "March Private Placement") at a price of $0.29 per Contact Share (the "Initial Placement Price") for proceeds of $2,850,001. Each Contact Share was accompanied by one right (a "Private Placement Right"), which, subject to the rules and limitations of the TSXV, was automatically convertible to a certain number of additional Contact Shares without the payment of additional consideration, upon the earlier of:

(a) the closing of a public offering registered or qualified under the Unites States' Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the March Private Placement ("Time Deadline").
(together, (a), (b), (c), the "Conversion Scenarios").

In each instance a participant in the March Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the Initial Placement Price (the "Placement Price"), determined as follows:

(i) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(ii) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price; or

(iii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price; or

(iv) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

The Company accounted for the Private Placement Rights as a derivative instrument classified as a Level 3-type current financial liability carried at fair value through profit or loss, and furthermore, because the Private Placement Rights were not separable legally or practically from each other, they were treated as one instrument.

The initial recognition of the Private Placement Rights considered the total consideration received by the Company in the March Private Placement. The Company used the residual method to allocate the value of proceeds received between the Private Placement Rights and the Contact Shares.  The Private Placement Rights were measured and recognized at their initial fair value, less directly attributable transaction costs, and the residual was allocated to those Contact Shares issued on initial closing

The total estimated fair value of the Private Placement Rights at issuance was $370,232, and the initial value of the Contact Shares recognized on the condensed interim consolidated statement of equity was, accordingly $2,479,769.    In determining the fair value of the Private Placement Rights, it was necessary for the Company to make certain judgments relating to the probability and timing of the occurrence of each of the Conversion Scenarios. It was also necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company's credit spread, as well as assumptions relating to share price volatility.

The valuation was undertaken using certain observable and unobservable inputs in multiple Monte Carlo simulations. Significant inputs into the determination of fair value on the date of issuance included the following: (i) the price of the Contact Shares on the TSXV, (ii) the annualized historical volatility of the price of the Contact Shares on the TSXV (range: 85.8% - 92.3%), (iii) risk-free rates, and (iv) probability weightings for the likelihood and potential timing of each of the respective Conversion Scenarios determined by management, as well as expectations relating to the discount to be expected in a Qualified Offering.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)   Issued and outstanding common shares (continued)

(i)    March Private Placement (continued)

The Company based its judgments and assumptions on parameters relevant to the initial closing date for the Private Placement on March 14, 2019. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships.  The nature of these judgments and assumptions, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period

A total of $40,923 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the March Private Placement.  All securities offered pursuant to the March Private Placement are restricted securities under Rule 144 under the Securities Act.

(ii) Prospectus Offering:  On May 22, 2019, pursuant to a prospectus supplement (the "Prospectus Supplement") to a short-form base prospectus (the "Shelf Prospectus") filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions"), and an offering statement filed on Form 1-A, which includes an offering circular (the "Offering Statement"), pursuant to Regulation A under the Securities Act, filed with the United States Securities and Exchange Commission, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "Prospectus Offering").  Share issue costs of $1,327,412 associated with the Prospectus Offering, $313,220 of which, $313,220 had been recognized as deferred on the consolidated statement of financial position at December 31, 2018, were recorded to equity in the period.  Share issue costs also includes an amount of $530,723 in fees paid to the underwriters of the Prospectus Offering, including certain expenditures incurred by the underwriters that were net settled on closing of the Prospectus Offering.

(iii) Conversion of Private Placement Rights: Pursuant to having closed the Prospectus Offering at a Contact Share price lower than the Placement Price, the March Private Placement "Qualified Offering" criterion was met, and on May 22, 2019 an additional 2,047,398 Contact Shares were issued on conversion of the Private Placement Rights.

An additional $6,004 in share issue costs associated with the conversion of the Private Placement Rights were consequently recognized in equity.  All securities offered pursuant to the conversion of the Private Placement Rights are restricted securities under Rule 144 under the Securities Act.

A summary of changes to the value of the Private Placement Rights is set out below:

Fair value as at March 14, 2019	$370,232
Change in fair value	39,248
Fair value as at May 22, 2019	$409,480

Upon conversion of the Private Placement Rights and issuance of the additional Contact Shares, $409,480 was recognized to equity, with an adjustment to the statement of loss and comprehensive loss for the $39,248 change in fair value.

(iv) Green Springs Option: Pursuant to the Green Springs Option, the Company issued 2,000,000 Contact Shares on July 23, 2019 to Ely Gold (Note 5(d))

Changes in issued common share capital during the nine-months ended September 30, 2018:

(i) East Bailey Acquisition: On February 5, 2018, the Company issued 250,000 Contact Shares with a value of $112,500 as partial consideration for the acquisition of the East Bailey property, now part of the Pony Creek property (Note 5(a)).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

c) Escrowed Contact Shares and other restrictions and obligations

As at September 30, 2019, 7,023,075 (December 31, 2018: 10,534,611) of the Contact Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire as follows:

December 14, 2019	3,511,537
June 14, 2020	3,511,538
7,023,075

d) Equity remuneration

Pursuant to the "2017 Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of stock options to purchase Contact Shares ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), and restricted share units ("RSUs"), all in compliance with the TSXV's policy for granting such awards.

(i)  Stock options

As a component of the Incentive Plan, the Company has established a stock option plan in compliance with the TSXV's policy for granting Options.  Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares, together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  Options have expiry dates of no later than five years after the grant date. Vesting of Options is determined by the Board at the time of grant.

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price

Outstanding as at December 31, 2017	3,583,000	$0.97

Granted	4,615,000	$0.39
Expired	-	-
Forfeit or cancelled	-	-
Exercised	-	-

Outstanding as at September 30, 2018	8,198,000	$0.64

Outstanding as at December 31, 2018	8,198,000	$0.64

Granted	1,670,000	$0.275
Expired	-	-
Forfeit	(240,000)	$0.42
Cancelled	(3,233,000)	$1.00
Exercised	-	-

Outstanding as at September 30, 2019	6,395,000	$0.37

On March 15, 2019, 80,000 Options originally awarded on April 17, 2018 to a consultant to the Company were forfeit further to the termination of the related services agreement.

On July 15, 2019, 10,000 Options originally awarded on March 27, 2018 to a contractor to the Company were forfeit further to the termination of the related services agreement.

On September 23, 2019, 150,000 Options originally awarded on April 17, 2018 to a consultant to the Company were forfeit further to the termination of the related services agreement.

On April 3, 2019 the Company awarded 1,670,000 Options to directors, officers and employees, exercisable at $0.275 with a five-year expiry; vesting in thirds over a period of three years.

On July 8, 2019, the Company and certain officers and directors of the Company agreed to cancel an aggregate of 3,233,000 Options originally awarded on June 13, 2017.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d) Equity remuneration (continued)

(i) Stock Options (continued)

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company's common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the nine-months ended September 30, 2019, determined using Black-Scholes was $0.275 per Option.  The remaining average contractual life of Options outstanding is 3.74 years.  For the purposes of estimating the fair value of Options awarded to date, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.15% and 2.14%), and expected average life of the options (5 years). As the expected life of Contact Gold's Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 65%-71% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company's shares. A 0% forfeiture rate was applied to the Option expense.

Share-based compensation expense during the three and nine-months ended September 30, 2019 is $260,326 and $717,670 (three months and nine-months ended September 30, 2018: $269,201 and $936,470).  An additional amount of $56,574 and $134,457, respectively, was charged to exploration and evaluation expenditures on the consolidated statements of loss and comprehensive loss for the three and nine-months ended September 30, 2019 (three and nine-months ended September 30, 2018: $45,536 and $135,640) (Note 5).

Options held by directors, officers and other personnel are as follows:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,975,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	250,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,670,000	$ 0.275	vesting in thirds over a period of three years

As at September 30, 2019, 1,625,000 Options have vested (December 31, 2018: 1,166,583).

(ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs awarded are summarised below:

Outstanding as at December 31, 2018	-
Granted	186,047
Exercised	-

Outstanding as at September 30, 2019	186,047

During the nine months period ended September 30, 2019, an amount of $40,000 was recognized to the value of share capital relating to these DSUs (September 30, 2018: $nil).

An additional 216,216 DSUs were awarded subsequent to period end (Note 14(b)).

(iii) Restricted Shares

The Company granted 100,000 Restricted Shares to an officer of the Company under the Incentive Plan on June 13, 2017. These Restricted Shares vest in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares prior to completing the Transactions.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8.  SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d) Equity remuneration (continued)

(iii) Restricted Shares (continued)

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
January 1, 2018	100,000
Granted	-
Vested	33,333
September 30, 2018	66,667

January 1, 2019	66,667
Granted	-
Vested	33,333
September 30, 2019	33,334

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss over the vesting period.  During the nine months period ended September 30, 2019, an amount of $33,333 was recognized to the value of share capital for those vested Restricted Shares (September 30, 2018: $34,722).

e) Loss per share

The calculation of basic and diluted loss per Contact Share for the three and nine-months ended September 30, 2019 was based on the loss attributable to common shareholders of $2,159,347 and $7,601,366 and the weighted average number of Contact Shares outstanding of 83,971,973 and 68,881,700 including the Restricted Shares for the respective periods. Diluted loss per share did not include the effect of 6,395,000 Options (December 31, 2018: 8,198,000) as they are anti-dilutive.

9. RELATED PARTY TRANSACTIONS

Compensation of key management personnel

Key management includes members of the Board, the President and Chief Executive Officer, the VP Strategy & Chief Financial Officer, the Company's Senior Vice-President, and the VP Exploration.  The aggregate total compensation paid, or payable to key management for employee services is shown below:

	Three months ended	Nine-months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Salaries and other short-term employee benefits	$415,019	273,708	$1,320,134	$827,079
Share-based payments and Restricted Shares	349,501	261,558	814,973	950,020
Total	$764,520	$535,266	$2,135,107	$1,777,099

An additional amount of $45,000 through the nine-months ended September 30, 2019 (2018: $45,000) was invoiced by Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company, is a principal for employee service; $45,000 is payable at September 30, 2019 (December 31, 2018: $45,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn, in consideration of general management and administrative services rendered through Cairn.

There was no amount payable for salaries and other short-term employee benefits as at September 30, 2019 (December 31, 2018: $148,750).

Options have been granted, and director fees were paid to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

During the three months period ended September 30, 2019, an amount of $40,000 was recognized to the value of share capital relating to the 186,047 DSUs awarded as Director's fees to certain directors (September 30, 2018: $nil).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9.  RELATED PARTY TRANSACTIONS (continued)

Other

Contact Gold's related parties also include (i) its subsidiaries; and (ii) Waterton Nevada as a reflection of its (approximate) 37% ownership interest in the Company at September 30, 2019, its preferred shareholding and the right Waterton Nevada holds to put forward two nominees to the Board.

Pursuant to the GC&SR Disposal, the Company sold the Golden Cloud and Santa Renia mineral properties to Waterton Nevada in exchange for cash consideration in the amount of $560,951 during the year ended December 31, 2018 (Note 5(e)).  Total cash consideration received of $639,959, included an amount of $79,008 as reimbursement of Claims Maintenance fees.

Waterton Nevada also purchased 3,603,020 Contact Shares in the March Private Placement (Note 8(b)(i), and 8,448,000 Contact Shares in the Prospectus Offering (Note 8(b)(ii)). An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Private Placement Rights on May 22, 2019 (Note 8(b)(iii)).

10.  SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 5) and the Bonding Deposit (Notes 4 and 14(a)) are held by the Company in Nevada. The remaining assets and liabilities including cash and cash equivalents, prepaids and receivables, and the Company's obligations reside in both geographic locations. The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States.

Net loss is distributed by geographic segment as follows:

	Three months ended		Nine-months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Canada	$1,400,104	$1,191,302	$3,819,732	$3,195,205
United States	759,243	1,989,112	3,781,634	4,062,835
	$2,159,347	$3,180,414	$7,601,366	$7,258,040

The Company is in the exploration stage and accordingly, has no reportable segment revenues.

11.  FINANCIAL RISK MANAGEMENT

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, the Private Placement Rights, and the Contact Preferred Shares and related Embedded Derivatives.  It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, foreign exchange or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Contact Preferred Shares, the Embedded Derivatives and the Private Placement Rights are each considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, and (in the case of the former two instruments) the rate of CAD/USD foreign exchange, and the Company's credit spread, with reference to current interest rates and yield curves.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

11.  FINANCIAL RISK MANAGEMENT (continued)

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages its capital in order to meet short-term business requirements, after taking into account cash flows from operations, expected capital expenditures and the Company's holdings of cash.  The Company's most significant area of potential liquidity risk relates to the obligation to satisfy the Contact Preferred Shares upon redemption.  There will be significant equity dilution upon satisfaction of the Redemption Amount; there is no certainty that the Company would be able to raise sufficient capital to meet this obligation.  In general, the Company will have to issue additional Contact Shares to ensure there is sufficient capital to meet long-term objectives.  The Company's financial liabilities of payables and accrued liabilities are payable within a 90-day period and are to be funded from cash on hand.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the United States. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and the Bonding Deposit, are with the Canadian and United States governments, respectively. As at September 30, 2019, the balance of cash and cash equivalents held on deposit was $1,727,919 (December 31, 2018: $545,164).

The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash and cash equivalents in bank accounts.

Interest rate risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market risk - foreign exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in US dollars. The fluctuation of the Canadian dollar in relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $7,984 increase or decrease, respectively, in the Company's September 30, 2019 cash balance. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

Fair Value Estimation

With the exception of the Contact Preferred Shares (Note 7), and in the comparative period, the other non-current liabilities (Note 5(e)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2019

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

12.  CAPITAL MANAGEMENT

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company is currently not subject to externally imposed capital requirements. As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares, the Rights, and the Cobb Creek obligation, none of its financial instruments are exposed to market risks; however, the Company's ability to obtain long-term financing, and its economic viability, may be affected by market risks (Note 11) and volatility thereof.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company's current capital consists of equity funding through private issuances of common shares, preferred shares and a deficit incurred through operations.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate the management of its capital requirements, the Company undertakes an annual budget process that will be updated as necessary depending on various factors, including successful capital deployment and general industry conditions. There were no changes in the Company's approach to capital management during the nine-month period ended September 30, 2019.

13.  SUPPLEMENTAL CASH FLOW INFORMATION

	Nine-months ended September 30, 2019	Nine-months ended September 30, 2018
Non-cash financing and investing transactions
Issuances of Contact Shares pursuant to acquisition of mineral properties	$400,000	$112,500
	$400,000	$112,500

14.  SUBSEQUENT EVENTS

a) Bonding

Subsequent to period end, the Company established a surety bonding arrangement with a third-party (the "Surety"). Accordingly, USD 150,000 previously held by the BLM to satisfy bonding requirements was replaced, and the original bond is recoverable by the Company.  A finance fee is charged annually on the Surety amount (Note 4).

b) Award of DSUs

The Company awarded 216,216 DSUs to certain directors on October 15, 2019 (Note 8(d)(ii)). These DSUs have no expiration date and are redeemable upon termination of service.